BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Exhibit 3.1

Certificate of Change Pursuant
to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHTABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Sitestar Corporation

2.The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Three Hundred Fifty Million (350,000,000) shares of Common Stock at $.001 par value; and Thirty Million (30,000,000) shares of Serial Preferred Stock at $.001 par value.

4.The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

Two Million Eight Hundred Thousand (2,800,000) shares of Common Stock at $.125 par value; and Thirty Million (30,000,000) shares of Serial Preferred Stock at $.001 par value.

5.The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

Every 125 shares of Common Stock shall be reverse split, reconstituted and converted into one (1) share of Common Stock.

6.The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued. Any fraction of a share of Common Stock that otherwise would result from this reverse stock split shall be rounded up to the next whole share of Common Stock.

7.Effective date and time of filing: (optional)	Date:	06/01/2018	Time:

8. Signature: (required)	(must not be later than 90 days after the certificate is filed)
X /s/ Steven L. Kiel	President & CEO
Signature of Officer Steven L. Kiel	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Split

This form must be accompanied by appropriate fees.Revised: 1-5-15